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                                                                   Exhibit 10.14

                       MARKETING AND DISTRIBUTION AGREEMENT

     This Marketing and Distribution Agreement (the "Agreement") is dated as of April 9, 2001 between Spectra Science Corporation ("Spectra") with an office at 321 South Main Street, Providence RI 02903 and Kleen-Tex Industries, Inc. ("Kleen-Tex") with an office at By-Pass Road, LaGrange, GA 30241.

     WHEREAS, Kleen-Tex produces mats, mops, and certain other dust control products ("Mats") for the commercial textile services industry and other commercial markets.

     WHEREAS, Spectra has developed, manufactures and markets LaserCode(TM) labels ("LaserCode") and associated LaserCode(TM) readers ("Readers") employing optical based labeling technology proprietary to Spectra to produce machine-readable label applications in garments and Mats; and

     WHEREAS, Kleen-Tex wishes to obtain the right and license to apply the LaserCode labels to Mats, to sell and distribute the same, and to cooperate with Spectra in the promotion and marketing of LaserCode technology;

     NOW, THEREFORE, for the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Grant of License. Subject to all of the terms and conditions set forth in this Agreement, Spectra hereby grants Kleen-Tex, for the Term of this Agreement, a license, exclusive on a worldwide basis with respect to identification of Mats used for dust control purposes (the "Field"), to market, distribute, and sell LaserCode labels separately to other manufacturers of mats or in combination with and applied to Mats. Other than the license hereby granted, all intellectual property rights with respect to LaserCode 1abels, Readers, or any other LaserCode technology, including any improvements to the same, regardless of by whom developed, shall remain the property of Spectra.

2. Minimum Purchase Obligations of Kleen-Tex. During each calendar year of the Term, Kleen-Tex shall purchase from Spectra a minimum of [***] LaserCode labels and [***] ink cartridges for application to a minimum of [***] square meters of graphic and or other types of Mats for the purpose of mat identification.

3. Pricing and Payments; Shipments.

     a. Purchases shall be made in units of [***] cartridges and [***] 1abels (a "Unit") at a combined cost of [***] per Unit.

     b. All prices are F.O.B. Spectra's manufacturing facility. Kleen-Tex shall be responsible for freight charges.

     c. Payment to Spectra shall be net thirty (30) days after date of shipment. All payments are to be made in full, on the due date, in United States dollars, to Spectra at the


[*] = Information redacted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

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address shown on the first page of this Agreement in immediately available funds, with interest at the rate of one and one-half percent (1 1/2%) per month on any overdue payments.

     d. Shipment of LaserCode labels by Spectra to Kleen-Tex shall be made only against written orders issued by Kleen-Tex ("Orders"). In the event of any conflict between the terms of an Order and this Agreement, this Agreement shall take precedence. The delivery date for LaserCode labels to be shipped under this Agreement shall be specified by Kleen-Tex in each Order. Each Order shall specify the exact number of Units to be delivered and shall specify a delivery date which shall be at least 20 business days after the date of receipt by Spectra of the Order.

     e. If, in the sole judgment of Spectra, the financial condition of Kleen-Tex at any time does not justify continuation of production or delivery on the terms of payment specified herein, Spectra may require full or partial payment on any Order in advance, and in addition, in the event that any proceeding is brought by or against Kleen-Tex under any bankruptcy or insolvency laws, the license hereunder shall terminate, and Spectra shall be entitled to cancel any Orders then outstanding.

4. Certain Obligations of Spectra.

     a. Spectra shall sell [***] Reader to Kleen-Tex for quality control applications at one-half of Spectra's cost. Freight charges associated with delivery of the same to Kleen-Tex shall be additional and shall be for Kleen-Tex's account. Spectra shall provide at no additional charge a reasonable amount of technical assistance as needed with respect to the Reader to Kleen-Tex personnel by telephone and e-mail during normal business hours during the Term of the Agreement.

     b. Spectra shall sell Kleen-Tex a printing system for printing LaserCode labels at Kleen-Tex's LaGrange, Georgia facility for a total price of [***], which shall include a personal computer, printer, and software. Freight charges associated with delivery of the same to Kleen-Tex shall be additional and shall be for Kleen-Tex's account. Spectra shall provide at no additional charge a reasonable amount of technical assistance as needed with respect to the printing system to Kleen-Tex personnel by telephone and e-mail during normal business hours during the Term of the Agreement.

     c. Spectra shall sell Readers to Kleen-Tex at an agreed to price and volume schedule at the time of purchase for direct use or OEM resale to Kleen-Tex customers and its competitors.

Spectra shall recommend Kleen-Tex products for customer applications as in its sole discretion it deems appropriate and feasible.

     d. For the Term of the agreement, Kleen-Tex shall have the right to sell LaserCode labels and Readers to other manufacturers and distributors of Mats.

     e. Spectra shall provide brochures and sales materials for Clean '01 and other promotions as needed, in such quantities and containing such content as Spectra deems appropriate and feasible.


[*] = Information redacted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

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     f. Kleen-Tex Japan shall apply for a patent in Japan and a United States patent with respect to the applied use of Spectra's proprietary LaserCode technology to Mats, and Spectra agrees to provide technical assistance with respect to such application. It is hereby acknowledged that Kleen-Tex Japan shall own such patent but agrees to grant a royalty-free exclusive (including as to Spectra) license to Kleen-Tex under such patent with respect to the Field during the term of such patent, subject to the provisions of Section 7 hereof.

5. Exclusivity. During the Term, Kleen-Tex shall be the worldwide exclusive distributor of labels for Mats employing LaserCode technology[, and Spectra shall be Kleen-Tex's exclusive supplier of optic automatic identification technology for Mats.] It is understood that Kleen-Tex applies printed labels and radio frequency chips to mats upon customer request.

6. Marketing.

     a. The parties shall participate jointly in preparing and releasing a marketing announcement, the content of which shall be subject to the approval of both parties, with respect to their collaborative efforts to market LaserCode technology.

     b. Kleen-Tex's exclusive marketing rights are conditioned upon Kleen-Tex's best efforts to promote and market the LaserCode technology in connection with the Mats. "Best efforts" for the purpose of this agreement is defined to mean mention of the avalability of LaserCode labels in trade publications, operation of a pilot demonstration unit in Kleen-Tex facilities and inclusion of this pilot unit in plant tours for customers as well as promotion of the system in training seminars and at trade shows.

     c. The Mats on which LaserCode labels have been applied shall be marketed on a joint logo basis in the trade press of Kleen-Tex with specific reference to Spectra and LaserCode(TM). KleenTex shall furnish to Spectra, prior to dissemination of any labels, product literature, or marketing material, representative copies of the same showing proper use or display of the Spectra name and trademark(s). Kleen-Tex shall make such changes as Spectra requests to ensure proper use of Spectra's name and trademark(s) and to avoid any statement that is, in Spectra's business judgment, inaccurate, objectionable or misleading. Kleen-Tex shall not have the right to use Spectra's name or trademarks except in connection with marketing and selling Mats containing the LaserCode technology.

7. Term and Termination.

     a. Term of this agreement will be five (5) years with automatic roll over for additional five (5) years unless terminated according to one of the following provisions.

     b. Spectra may, at its discretion, terminate this Agreement or the exclusivity provision hereof, upon thirty (30) days' written notice to Kleen-Tex, in the event that (i) Kleen-Tex fails to meet its [***] label minimum annual purchase requirement for the preceding calendar year or (ii) Kleen-Tex fails to use best efforts to promote and market the LaserCode technology in connection with the Mats.


[*] = Information redacted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

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     c. Either party may terminate this Agreement immediately upon written notice to the other of termination, in the event (i) the other party has breached any material provision of this Agreement and has failed to cure such breach within sixty (60) days after receipt of written notice of the breach or
(ii) the other party is the subject of a bankruptcy or insolvency proceeding.

     d. In the event of any termination, the non-breaching party shall have all remedies available to it at law and equity.

     e. Upon termination, all rights in the LaserCode granted hereunder shall revert to Spectra.

8. Warranties; Limitations on Liability.

     a. Spectra represents and warrants to Kleen-Tex that it either owns the LaserCode technology or has obtained and currently holds all rights necessary to grant the licenses and rights granted to Kleen-Tex hereunder.

     b. SPECTRA MAKES NO OTHER WARRANTY, WHETHER EXPRESS OR IMPLIED, AND SPECIFICALLY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Kleen-Tex is provided the opportunity under this Agreement to test and evaluate the LaserCode technology and is responsible for determining the suitability of the same for its business purposes.

     c. Kleen-Tex's sole remedy against Spectra for breach of the foregoing warranty shall be the refund of any amounts already paid by Kleen-Tex to Spectra under this Agreement. IN NO EVENT SHALL KLEEN-TEX BE ENTITLED TO ANY SPECIAL, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS) OR DAMAGES EXCEEDING THE AMOUNTS THERETOFORE PAID BY KLEEN-TEX TO SPECTRA UNDER THIS AGREEMENT.

9. General.

     a. This Agreement shall constitute the entire agreement between the parties and shall supersede all other prior agreements, oral or written, and all other communications between the parties relating to the subject matter hereof:

     b. This Agreement shall not be amended except by a writing of subsequent date hereto, executed by duly authorized representatives of the parties hereto.

     c. This Agreement shall not be assigned by either party without the written consent of the other party, which consent shall not be unreasonably withheld.

     d. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid and unenforceable provisions were omitted.

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     e. Neither party shall be liable for failure to perform any obligation under this Agreement where such failure is due to fire, flood, labor dispute, war, insurrection, civil unrest, governmental acts, or natural calamities, if such causes are beyond the reasonable control of such party; provided, however, that any delay in performance exceeding sixty (60) days shall be grounds for termination by the non-defaulting party.

     f. This Agreement is made pursuant to and shall be governed by the laws of the State of Delaware, without regard to its rules regarding conflict of laws. The parties agree that the courts of the State of Delaware, and the Federal courts located therein, shall have exclusive jurisdiction over all matters arising from this Agreement.

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IN WITNESS WHEREOF, the parties hereby execute this Agreement through the representatives listed below:

ACCEPTED AND AGREED TO BY:

Spectra Science Corporation                       Kleen-Tex Industries, Inc.
321 South Main Street                             By-Pass Road
Providence, RI 02903                              LaGrange, Georga 30241


By /s/ Nabil M. Lawandy                           By /s/ Ralph W. Howard
   ----------------------------                      ---------------------------
       Nabil M. Lawandy                                  Ralph W. Howard
       President & CEO                                   President

Date Signed:                                      Date Signed: 4/18/01
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